EXHIBIT 99.1

Blackstone Real Estate Income Trust Breaks Escrow with Net Proceeds of $279 Million

New York, NY, January 4, 2017. Blackstone Real Estate Income Trust, Inc. (the “Company”) today announced that it has broken escrow with approximately $279 million in net proceeds for its continuous public offering (the “Offering”). In connection with breaking escrow, the Company issued and sold 27,859,345 shares of its common stock in the Offering. The Company intends to continue selling shares in the Offering on a monthly basis.

About Blackstone Real Estate Income Trust

Blackstone Real Estate Income Trust, Inc. is a public non-traded real estate investment trust (REIT) focused on investing primarily in stabilized income-oriented commercial real estate in the United States. The Company is headquartered in New York City and is externally managed by BX REIT Advisors L.L.C., a subsidiary of Blackstone. Further information is available at www.bxreit.com.

About Blackstone

Blackstone (NYSE:BX) is one of the world’s leading investment firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. Blackstone does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s asset management businesses, with over $360 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, The Company’s operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The Company believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Registration Statement on Form S-11 (File No. 333-213043), as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission (“SEC”) which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

Investor and Media Relations Contacts

Karen Sprogis

Head of Investor Relations

Blackstone Real Estate Income Trust

+1 (212) 583-5854

sprogis@blackstone.com

Paula Chirhart

Media Relations

Blackstone

+1 (212) 583-5263

paula.chirhart@blackstone.com